AMENDMENT TO

PARTICIPATION AGREEMENT

THIS AMENDMENT (“Amendment”) amends the Participation Agreement dated April 20, 2012 (together with any prior amendments thereto, the “Agreement”) which is hereby incorporated by reference, and is made as of the Amendment Effective Date of September     , 2020 by and between AXA EQUITABLE LIFE INSURANCE COMPANY (the “Company”); FIRST TRUST VARIABLE INSURANCE TRUST (the “Fund”); FIRST TRUST ADVISORS, L.P. (the “Advisor”); and FIRST TRUST PORTFOLIOS L.P. (the “Distributor”)(each individually a “Party” and collectively, the “Parties”).

WHEREAS, the Parties desire to amend the Agreement by the addition of a Confidentiality Section;

WHEREAS, on or prior to June 15, 2020, Company changed its registered name from AXA Equitable Life Insurance Company to Equitable Financial Life Insurance Company.

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the parties hereto agree as follows:

1. Section 12.1 of the Agreement is hereby deleted, and replaced with the following language”

12.1 CONFIDENTIALITY.

12.1.1 Defined. As used herein, “Confidential Information” will mean information or materials about the Fund, Advisory, Distributor and/or Company or any of its affiliates, whether or not proprietary to such entity or any of its affiliates, whether disclosed intentionally by or acquired unintentionally from such entity, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of the Fund, Advisory, Distributor and/or the Company or any of its affiliates, as name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly or indirectly derived in whole or part therefrom. (“Personal Information”) and information, directly or indirectly, derived by or on behalf of the Fund, the Advisor, the Distributor and/or the Company from Confidential Information, using the Confidential Information exclusively or combined with other information, and information obtained by the Fund, the Advisor, the Distributor and/or the Company from third parties to expand upon, support or elucidate Confidential Information and summaries and analyses of or involving Confidential Information.

12.1.2 Obligations. The party receiving (“Receiving Party”) Confidential Information of the other party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Disclosing Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors, officers and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by this Agreement

(“Qualified Staff Persons”), provided that Receiving Party has first informed such Qualified Staff Persons of the obligations imposed by this Section and remains liable at all times for the acts or omissions of its Qualified Staff Persons. Further, the Parties will have the right to provide this Agreement, or any Work Order, to an affiliate.

12.1.3 Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives except such persons who have a need to know such information in order to fulfill the purposes contemplated by this Agreement. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of Receiving Party’s obligations hereunder.

12.1.4 Information Security Program. The Parties warrant and represent that each has adopted and implemented, and covenant that each will maintain, a comprehensive information security program (“The Information Security Programs”) incorporating administrative, technical, and physical safeguards (a) to ensure the confidentiality of Personal Information in its possession or control; (b) to protect against any anticipated threats or hazards to the security or integrity of Personal Information; (c) to protect against unauthorized access to or use of Personal Information, including without limitation programs to train the Parties’ personnel and agents in safeguarding the same, (d) to prevent the loss, destruction or alteration of Confidential Information, and (e) to destroy all electronic and hard-copy materials containing Confidential Information which the Parties are permitted or required to destroy hereunder in a safe and secure manner.

12.1.5 Reviews. The Parties shall regularly audit and review each of their Information Security Programs to ensure its continued effectiveness to safeguard Personal Information as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards to Personal Information. The Parties shall promptly notify one another of any material changes to the Information Security Programs and will promptly answer inquiries from one another about the Information Security Programs and provide one another, upon reasonable request, with a written summary of its current data security policies and procedures relating to the such Party’s Information Security Programs and any modifications, additions and/or amendments thereto, together with such supporting materials including without limitation plans, studies, reviews, audits, audit trails and/or assessments, as the Parties may from time to time reasonably request. Upon reasonable request by a Party, the Parties shall permit one another or their representatives the right to audit the Information Security Programs and each Party’s data security policies and procedures, on reasonable advance notice during normal business hours, to confirm compliance with the requirements of this Agreement with respect thereto. Notwithstanding the foregoing, the Parties expressly understand and agree that only summaries of the Information Security Programs, as opposed to the underlying security procedures themselves, are required to be provided hereunder.

12.1.6	Incident Management. The Parties shall:

a.	Provide the name and contact information for an employee of such Party who shall serve as the primary security contact and shall be available to assist such Party twenty-four (24) hours per day, seven (7) days per week as a contact in resolving obligations associated with a security breach.

b.	Notify the Parties of a security breach as soon as practicable, once any Party becomes aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and

c.	Notify the Parties’ Chief Privacy Officer of any security breaches or unauthorized data exposures by e-mailing Parties with a read receipt at PrivacyOffice@equitable.com and pnelson@ftportfolios.com, and with a copy by e-mail to the other Parties’ primary business contact.

12.1.7 Mitigation. The Parties understand and acknowledge that any security breach of Personal Information may impose obligations on the other Parties to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. The Parties agree to cooperate with and assist one another in meeting all such obligations.

12.1.8 Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Information which:

(1)        is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

(2)        at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking;

(3)        is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking; or

(4)        is developed by Receiving Party without use of or reference to any Confidential Information or any other information subject to a confidentiality undertaking.

The foregoing exceptions shall not apply to Personal Information.

12.1.9 Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, if permitted by such court or governmental body, Receiving Party will give Disclosing Party prompt written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is advised in writing by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

12.1.10 Return of Confidential Information. Except as otherwise expressly provided in this Agreement, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or Parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of this Agreement, with or without cause. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request from the Disclosing Party for such a certification.

12.1.11 Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers:

The Fund, the Advisor, and the Distributor warrant and represent that: (a) there is in place an Oversight of Service Providers policy reasonably designed to ensure compliance with Rule 38a-1 of the Investment Company Act of 1940; (b) due diligence is performed on any third-party service providers with access to non-public data; and (c) any contracts in place with such third-party service providers include confidentiality requirements.

2. The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

4. This Amendment and the provisions herein contained shall be binding upon and inure to the benefit of the Fund, the Advisor, the Distributor and the Company and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have signed this Amendment.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY:		FIRST TRUST VARIABLE INSURANCE TRUST:

By:		By:
Name:	Kenneth Kozlowski	Name:	James M. Dykas
Title:	Managing Director	Title:	CFO
Date Signed:	9/28/2020 | 11:59 AM EDT	Date Signed:	9/28/20

FIRST TRUST ADVISORS, L.P.:		FIRST TRUST PORTFOLIOS L.P.:

By:		By:
Name:	James M. Dykas	Name:	James M. Dykas
Title:	CFO	Title:	CFO
Date Signed:	9/28/20	Date Signed:	9/28/20